Exhibit 10.3

FORM OF
SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
ASSOCIATE

Grant Details
Participant Name:
Award Type:	Restricted Stock Units
Award Date:
Total Number of Restricted Stock Units Awarded:

Period of Restriction:
Vesting Date	Vest Quantity

SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
ASSOCIATE

This Restricted Stock Unit Agreement (this “Agreement”), dated as of the award date indicated (the “Award Date”) on the Grant Details page (as defined below), is made between Simmons First National Corporation, an Arkansas corporation (the “Company), and the individual whose name is indicated on the Grant Details page (the “Participant”).
WHEREAS, the Simmons First National Corporation 2023 Stock and Incentive Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan; and
WHEREAS, in consideration of the services to be rendered by the Participant to the Company and/or its Affiliates, the Company desires to grant Restricted Stock Units (the “RSUs”) to the Participant, and the Participant desires to accept such RSUs, on the terms and conditions set forth herein and in the Plan.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

1.Grant of RSUs. The Company hereby grants to the Participant the number of RSUs set forth on the Grant Details page, subject to the terms and conditions of this Agreement. Upon the completion of the applicable Period of Restriction provided in the Grant Details page (each a “Vesting Date”), each vested RSU shall entitle the Participant to receive one Share. The RSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, which is hereby incorporated herein and made a part hereof, as well as the provisions of this Agreement. The Participant agrees to be bound by all of the terms and conditions of the Plan and this Agreement. To the extent the terms of the Plan and this Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Agreement. All references to specified sections pertain to sections of this Agreement unless otherwise specifically provided.

For purposes of this Agreement, “Grant Details page” shall mean the Grant Details page attached to the front of this Agreement that indicates, among other things, the Award Date, the name of the Participant, and the aggregate number of RSUs awarded, all of which information is hereby incorporated herein by reference and made a part of this Agreement.

2.No Transfer of RSUs. Before the RSUs become vested, the Participant shall have no rights to or with respect to the RSUs or the Shares underlying such RSUs except as specifically set forth in this Agreement. Such RSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than as provided under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.

3.Risk of Forfeiture. Subject to Section 4, should the Participant’s employment with the Company and its Affiliates terminate, the Participant shall forfeit any RSUs that are unvested as of the effective time of such termination.

4.Vesting in the RSUs.
a.Vesting. Subject to earlier vesting or forfeiture as provided herein, and subject to the Participant remaining in continuous employment with the Company and/or its Affiliates (as applicable) through the applicable Vesting Date, the RSUs subject hereto will vest on the applicable Vesting Date, as provided in the Grant Details page. If necessary to avoid the vesting of a fractional RSU, total RSUs that vest on a Vesting Date shall be rounded down to the nearest whole number of RSUs, except for vesting on the final Vesting Date, which vesting shall be for the remainder of the unvested RSUs.
b.Violation of Restrictive Covenants. All vesting of the RSUs shall cease immediately upon the Participant’s breach, in the Committee’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company or its Affiliates and all unvested RSUs shall be cancelled immediately and shall not be payable.
c.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause (as defined below), quits, is terminated for

Cause, or otherwise experiences a termination of employment before the applicable Vesting Date, and under circumstances not described in Subsections (d), (e) and (f) below, all unvested RSUs shall be cancelled immediately and shall not be payable, except to the extent the Committee decides otherwise prior to the date of such termination. To the extent the Committee decides to vest any RSUs that would otherwise be cancelled, the Committee shall issue and deliver electronically the Shares underlying the RSUs within sixty (60) days after the date of the Participant’s employment termination.
d.Retirement. If the Participant Retires (as defined below) prior to the applicable Vesting Date, then all unvested RSUs (if any) shall fully vest, and the Company shall issue and deliver electronically the Shares underlying the RSUs within sixty (60) days after the date of the Participant’s Retirement.
e.Termination by Reason of Death or Disability. Upon the occurrence of the Participant’s death or termination of employment due to disability prior to the applicable Vesting Date, then all unvested RSUs (if any) shall fully vest, and the Company shall issue and deliver electronically the Shares underlying the RSUs within sixty (60) days after the date of the Participant’s death or termination of employment due to disability. For the avoidance of doubt, the Committee’s determination in good faith regarding whether a disability has occurred shall be conclusive and determinative.
f.Change in Control. If a Change in Control occurs prior to the applicable Vesting Date and the Participant is involuntarily terminated without Cause in connection with (or within the one-year period immediately following) the Change in Control, all unvested RSUs (if any) shall fully vest on the date of the Participant’s termination. The Company shall issue and deliver electronically the Shares underlying the RSUs within sixty (60) days after the date of the Participant’s termination.
g.Definitions. For purposes of this Agreement:
i.“Cause” shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company or its Affiliates, material breach by the Participant of any published Company code of conduct or code of ethics; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or its Affiliates. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.
ii.“Retire” or “Retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Committee has the discretion to determine whether years of service shall include service with a predecessor employer.

5.Issuance and Delivery of Shares; Ownership Rights.
a.Issuance and Delivery of Shares. With respect to Shares issuable on the applicable dates set forth in Section 4, the Shares will be issued on such dates in the name of and delivered to the Participant via electronic delivery to the Participant’s account with the Company’s stock plan administrator and will be freely transferable by the Participant. The Committee may change the above procedure for issuance and delivery of Shares at any time, provided that such procedure complies with Section 409A (as defined in Section 12 below) to the extent applicable. Notwithstanding any other provision of this Agreement, the issuance and delivery of the Shares under this Section 5 shall be subject to the requirements of Section 8, including restrictions on transfer as provided therein to the extent applicable. Notwithstanding anything contained herein to the contrary, if Section 409A applies to the RSUs, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, Participant’s date of death).
b.Ownership Rights. The Participant is not entitled to any voting and ownership rights applicable to the Shares underlying the RSUs, including the right to receive any dividends that may be paid on the Shares underlying the RSUs, prior to the issuance of the Shares. Following the issuance and delivery of the Shares, the Participant shall have all voting and ownership rights as provided to other holders of Shares.
c. Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the RSUs beyond the applicable payment date for administrative reasons. Any delay shall be in accordance with the requirements of Section 12. However, the Company shall not be liable to the Participant or any successor in interest for damages relating to any delays in issuing and delivering the Shares to the Employee or any successor in interest, or any mistakes or errors in the issuance or delivery of the Shares or in payment or delivery of Shares or cash amounts payable under this Agreement.

6.Reorganization of Company and Subsidiaries. The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the RSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.Withholding of Taxes. The Participant may owe federal, state, and local taxes in connection with the Award (the “Taxes”). Subject to Section 12, the Company shall withhold at the statutory minimum rates unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld. Unless the Participant elects prior to the payment date to satisfy the withholding requirement for any such Taxes to be withheld by the Company by check or direct debit (including, for the avoidance of doubt, cash transfer), the withholding of Taxes shall be mandatorily satisfied by withholding from the payment of the RSUs a number of Shares having a Fair Market Value equal to the amount required to be withheld for the Taxes. The Participant’s acceptance of the Award constitutes the Participant’s acknowledgment that the Company will (unless otherwise properly elected by the Participant pursuant to the terms of this Section 7) withhold on the Participant’s behalf a number of Shares sufficient to satisfy the Taxes. The obligations of the Company under this Agreement will be conditional on such payment of the Taxes by the Participant. Notwithstanding anything to the contrary contained in this Section 7, Section 12, or otherwise, the Company (i) makes no representations or undertakings regarding the treatment of Taxes in connection with any aspect of this Award, and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for Taxes.

8.Certain Restrictions. By accepting the RSUs, the Participant agrees that if, at the time of delivery of the Shares underlying the RSUs issued hereunder, any sale of such Shares is not covered by an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), the Participant will acquire such Shares for the Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Participant will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement.

9.Non-Solicitation; Non-Interference. [For Associates Not in Oklahoma: In exchange for the RSUs provided hereunder, the Participant agrees that he or she will not, upon separation of employment, for whatever reason, directly or indirectly through others, solicit or accept business from Established Customers (as defined below) for one year after separation of employment from the Company and/or its Affiliates (as applicable). For the same period, the Participant agrees that he or she will not interfere with, or attempt to interfere with, the Company’s and its Affiliate’s relationships with any of their Established Customers. The acceptance of traditional teller line business by the Participant operating in a retail branch is excluded from the non-solicitation and non-interference obligations set forth in this Section 9.][For Associates in Oklahoma: In exchange for the RSUs provided hereunder, the Participant agrees that he or she will not, upon separation of employment, for whatever reason, directly solicit existing Company business (or that of its Affiliates) from Established Customers (as defined below) for one year after separation of employment from the Company and/or its Affiliates (as applicable). For the same period, the Participant agrees that he or she will not interfere with, or attempt to interfere with, the Company’s and its Affiliates’ relationships with any of their Established Customers.]

For purposes of this Agreement, “Established Customers” shall be defined to mean any customer for whom the Participant provided services, held Confidential Information (as defined below), or had contact as a representative of the Company and/or its Affiliates (as applicable) while employed by the Company and/or its Affiliates (as applicable).

The Participant also agrees not to use or disclose Confidential Information. “Confidential Information” shall include any information as to the Company’s or its Affiliates’ strategy, business plans, methods or policies, systems, documentation, research or development projects, acquisitions, trade secrets, names and addresses of customers, customer lists, or any other data relating to past, present or prospective customers, or any other information relating to the business operations of Company, its Affiliates or their customers.

The Participant also agrees for one year after separation of employment from the Company and/or its Affiliates (as applicable) not to solicit, directly or indirectly through others, any Company or Affiliate associates for employment or to otherwise terminate employment with Company and/or its Affiliates (as applicable). The Participant agrees these provisions are reasonable and necessary to protect the Company’s legitimate business interests.

Notwithstanding anything in this Agreement to the contrary, this Section 9 shall survive and remain in effect following the Participant’s separation of employment regardless of the status of the RSUs at such time.

10.Clawback. The RSUs and all Shares delivered and other compensation paid pursuant to the Award (whether before or after the RSUs have been converted to Shares) shall be subject to clawback by the Company as may be required by applicable law, government regulations, or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the Award Date, and on such basis as the Committee determines.

11.No Guarantee of Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Participant at any time and for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary that employs the Participant or agreement provided by the Company or any Subsidiary to the Participant that employs the Participant.

12.No Guarantee of Tax Consequences. If the Participant is eligible to Retire on the Award Date or will become eligible to Retire at any time prior to any applicable Vesting Date, the RSUs are subject to Section 409A of the Code and the applicable regulations and guidance issued thereunder (“Section 409A”) as of the Award Date, except in certain limited circumstances. To the extent the RSUs are exempt from Section 409A, nothing in this Section 12 shall require the RSUs to meet the requirements of Section 409A. To the extent the RSUs are subject to Section 409A, the Plan and this Agreement are intended to avoid the adverse tax consequences of Section 409A and shall be interpreted and administered accordingly. The provisions of Article XXII of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into this Agreement. For purposes of the timing of any payments under this Agreement which are subject to Section 409A, all references to “termination of employment,” “Retire,” “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. When, if ever, a payment specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or, if within the control of the Participant and payable over two calendar years, shall always be paid in the later calendar year. To the extent any provision of the Plan or Agreement is subject to and does not comply with Section 409A, such provision shall be interpreted and/or amended to comply with Section 409A, to the extent allowed under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under Section 409A.

13.Banking Regulatory Provision. The RSUs and this Agreement shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any Subsidiary thereof is subject.

14.Entire Agreement. This Agreement, together with the Grant Details page and the Plan, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements; provided however, that nothing in Section 9 is intended to supersede any other non-competition, non-solicitation, non-interference, confidentiality or similar obligations that the Participant may already have to the Company or its Affiliates. Rather, Section 9 shall be read in conjunction with and considered supplemental to such other obligations and shall at all times only enhance but never limit such other obligations.

15.Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

16.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arkansas to the extent federal law does not supersede and preempt Arkansas law.

17.Electronic Delivery and Signatures. The Participant hereby consents and agrees to electronic delivery of Share(s), Plan documents (including, without limitation and for the avoidance of doubt, this Agreement), proxy materials, annual reports and other related documents and hereby further consents and agrees to participate in the Plan through the current stock plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. If the Company has established or at any time establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including, without limitation and for the avoidance of doubt, this Agreement), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by, among other things, a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan. For the avoidance of doubt, the Participant’s indication via the current stock plan administrator’s on-line system that the Participant has accepted this Award is considered the Participant’s electronic signature and the Participant’s express consent and agreement to this Agreement, the Grant Details page and the Plan.

18.Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.

[Signature Page Follows.]

To evidence its grant of the Award, the Company has signed this Agreement as of the Award Date. This Agreement and the Award shall become legally binding, effective as of the Award Date, if the Participant indicates his or her acceptance of this Award on the on-line system of Etrade, the Company’s current stock plan administrator, within sixty (60) days of the Award Date. If the Participant fails to timely accept the Award, the Award shall be cancelled and forfeited ab initio.
By accepting this Award, the Participant acknowledges that he or she: (a) has read this Agreement, the Grant Details page and the Plan; (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award; (c) understands and agrees to the terms, conditions, and consequences set forth in this Agreement, the Grant Details page and the Plan; and (d) is fully aware of the legal and binding effect of this Agreement, the Grant Details page and the Plan.

SIMMONS FIRST NATIONAL CORPORATION

By:
Title: Chief Financial Officer